Exhibit 99.1

Kronos Bio Reports Fourth-Quarter and Full-Year 2024 Financial Results

SAN MATEO, Calif., and CAMBRIDGE, Mass., March 18, 2025 – Kronos Bio, Inc. (Nasdaq: KRON), a biopharmaceutical company, today reported fourth quarter and full year 2024 financial results
Fourth Quarter and Full Year 2024 Financial Results

▪Cash, cash equivalents and investments: Cash, cash equivalents and investments as of December 31, 2024, were $112.4 million.

▪R&D Expenses: Research and development expenses were $8.4 million for the fourth quarter of 2024, which includes non-cash stock-based compensation expense of $0.7 million. For the full year of 2024, research and development expenses were $48.7 million, which includes non-cash stock-based compensation expense of $3.4 million.

▪G&A Expenses: General and administrative expenses were $4.9 million for the fourth quarter of 2024, which includes non-cash stock-based compensation expense of $1.0 million. For the full year of 2024, general and administrative expenses were $24.6 million, which includes non-cash stock-based compensation expense of $5.8 million.

▪Impairment of long-lived assets and restructuring: Impairment of long-lived assets and restructuring charges were $16.1 million for the fourth quarter of 2024, which includes non-cash impairment charges of $11.6 million and non-cash stock-based compensation expense of $0.5 million. For the full year of 2024, Impairment of long-lived assets and restructuring charges were $29.5 million, which includes non-cash impairment charges of $18.7 million and non-cash stock-based compensation expense of $4.9 million.

▪Net loss: Net loss for the fourth quarter of 2024 was $25.8 million, or $0.43 per share, including non-cash stock-based compensation expense of $2.2 million. Net loss for the full-year 2024 was $86.1 million, or $1.43 per share, including non-cash stock-based compensation expense of $14.1 million.

About Kronos Bio

Kronos Bio is a biopharmaceutical company that has historically focused on the discovery and development of small molecule therapeutics to address deregulated transcription, a hallmark of cancer and autoimmune diseases. In November 2024, we announced a process to evaluate potential strategic alternatives focused on maximizing stockholder value, including, but not limited to, an acquisition, merger, reverse merger, other business combination, sales of assets, or other strategic transactions. Our activities to evaluate and pursue potential strategic alternatives may not result in any transaction or enhance stockholder value. Kronos Bio is based in San Mateo, Calif., and has a research facility in Cambridge, Mass. For more information, visit https://www.kronosbio.com or follow the Company on LinkedIn.

Exhibit 99.1
Kronos Bio, Inc.
Condensed Statements of Operations and Comprehensive Loss
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$2,270	$2,286	$9,848	$6,288
Operating expenses:
Research and development	8,409	18,704	48,664	84,515
General and administrative	4,924	9,213	24,616	38,974
Impairment of long-lived assets and restructuring	16,091	1,960	29,455	4,876
Total operating expenses	29,424	29,877	102,735	128,365
Loss from operations	(27,154)	(27,591)	(92,887)	(122,077)
Other income (expense), net:
Interest income and other expense, net	1,341	2,271	6,808	9,404
Total other income (expense), net	1,341	2,271	6,808	9,404
Net loss	(25,813)	(25,320)	(86,079)	(112,673)
Other comprehensive income (loss):
Net unrealized gain (loss) on available-for-sale securities	(15)	274	(10)	811
Net comprehensive loss	$(25,828)	$(25,046)	$(86,089)	$(111,862)
Net loss per share, basic and diluted	$(0.43)	$(0.43)	$(1.43)	$(1.95)
Weighted-average number of shares used to compute net loss per share, basic and diluted	60,344	58,268	60,070	57,744

Kronos Bio, Inc.
Selected Balance Sheet Data
(in thousands)
(Unaudited)

	December 31, 2024	December 31, 2023
Cash, cash equivalents and investments	$112,422	$174,986
Total assets	$124,363	$213,279
Total liabilities	$36,783	$54,201
Total stockholders’ equity	$87,580	$159,078

Contact:
denise@redhousecomms.com